Exhibit 3.11

COMPOSITE

CERTIFICATE OF FORMATION

OF

GREAT LAKES ENVIRONMENTAL & INFRASTRUCTURE, LLC

(as of March 1, 2016)

1. The name of the limited liability company hereby formed is Great Lakes Environmental & Infrastructure, LLC

2. The purpose of the Company is to transact any or all lawful business for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

3. The duration of the Company is to be perpetual.

4. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

6. The formation shall be effective upon filing the Certificate of Formation and the Certificate of Conversion of the Company with the State of Delaware Secretary of State.